UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CHARLOTTE RUSSE HOLDING, INC.
(Name of Registrant as Specified in Its Charter)

KARPREILLY CAPITAL PARTNERS, L.P. KARPREILLY GP I, LLC ALLAN W. KARP CHRISTOPHER K. REILLY WILLIAM P. LOGAN HEZY SHAKED GABRIEL BITTON
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On March 25, 2009, KarpReilly Capital Partners, L.P. (“KarpReilly”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 annual meeting of stockholders (the “Annual Meeting”) of Charlotte Russe Holding, Inc.

Item 1:  On March 31, 2009, KarpReilly issued the following press release:

KarpReilly LLC Sends Letter to Charlotte Russe Holding, Inc. Stockholders

Tuesday March 31, 2009, 8:00 am EDT

Urges Stockholders to Elect New, Highly Qualified Director Nominees that have the Experience Necessary to Maximize Value for Stockholders

GREENWICH, Conn., March 31 /PRNewswire/ -- KarpReilly LLC ("KarpReilly") announced today that it has sent a letter to the stockholders of Charlotte Russe Holding, Inc. ("Charlotte Russe" or the "Company") (Nasdaq: CHIC - News) urging stockholders to elect three highly qualified and experienced director nominees, Allan Karp, Hezy Shaked and Gabriel Bitton, at the Company's 2009 annual meeting of stockholders on April 28, 2009. The KarpReilly group is the largest stockholder of the Company and beneficially owns approximately 8.9% of the outstanding shares of the Company's common stock.

The full text of the letter follows:

March 31, 2009

SUPPORT KARPREILLY NOMINEES FOR CHARLOTTE RUSSE BOARD

CURRENT BOARD'S INTERESTS ARE NOT ALIGNED WITH STOCKHOLDERS

Dear Fellow Stockholders of Charlotte Russe Holding, Inc.:

We are seeking your support to elect three highly qualified and experienced retail / apparel executives and business owners to the Board of Directors of Charlotte Russe at the April 28, 2009 annual meeting. We are increasingly alarmed by the actions taken by the Charlotte Russe Board of Directors, which we believe have not been in the best interests of stockholders.

Contrary to arguments made by the Company in its proxy statement, we are not seeking Board representation out of opposition to the sale of the Company. In fact, the Board only publicly announced the potential sale of the Company after we nominated our slate of directors. Our nominees will represent a minority of the Board and will therefore not have the power to block a sale. We believe it is not in the best interests of the stockholders to sell the Company at distressed levels, and that our nominees' participation as Board members in this process is critical to producing an outcome that is in the best interests of all stockholders. In the event a sale is not consummated in this difficult economic environment that has produced very few completed deals, our nominees are committed to implementing the strategic and operational changes we believe are needed to maximize value by:

•	Working to restore financial discipline to the Company and right-sizing its overhead structure;

•	Actively overseeing and critically evaluating management rather than delegating responsibility to outside consultants; and

•	Calling upon our over 75 years of combined retailing experience to recreate the success achieved by the Company during Allan Karp's 11-year tenure as a major stockholder and an active Board member.

It is imperative that the Board include stockholder representation to re-establish a true ownership mentality at the Company. Our interests are aligned with yours.

THE CURRENT BOARD'S LACK OF A COHERENT PLAN IS HURTING STOCKHOLDERS

We believe the Charlotte Russe directors have not only overseen a dramatic deterioration in the value of our Company, but through their actions have helped to cause it. The Board's recent stockholder letter clearly highlights the absurd and haphazard approach to decision making and planning this Board has exhibited, which, as far as we can tell, goes something like this:

FIRST: ALIENATE SENIOR MANAGEMENT, HIRE INEXPERIENCED REPLACEMENTS AND PAY THEM A LOT OF MONEY

In its recent letter to stockholders, the Board stated: "Last July [2008], in a difficult operating and economic environment, your Board moved aggressively to position Charlotte Russe for future growth and better long-term profitability." How did they do this?

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By asking the Company's President and CEO to retire without, it appears, ever devising a succession plan and without any regard to the effect this action would have on other senior executives. What was the result of this ill-conceived decision? The Company's Chief Financial Officer and General Merchandising Manager resigned because, according to their public statement, "we do not feel comfortable with the level of collaboration with the Board of Directors". A California administrative law judge went even further in a ruling against the Company regarding the resignation of one of these executives:

"[Charlotte Russe] obtained a new chief executive officer [Leonard Mogil] with little or no experience... The fashion direction and business decisions were now being directed and influenced by outside consultants, as directed by the Board of Directors, who had no previous direct experience, with a retailer in the fast fashion sector... The board heightened levels of spending to solicit the advice from outside consultants...Decisions were being made that affected the profitability of the company as new expenses, including board travel, consultant fees, [and] increased board compensation, [were] putting the company under significant financial pressure in terms of additional spending. This level of spending was unprecedented in the company's history. These additional expenditures were not budgeted and did not have the best interests of the shareholders in mind (emphasis added)..."

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In just over two weeks, from the day prior to the announcement of the CEO's "requested" retirement to the day after the announcement of the resignations of the CFO and GMM, Charlotte Russe suffered a 38% decline in its stock price.

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The Board's response to the management upheaval it caused? Plan A was to name one of its own, Leonard H. Mogil, a former Phillips-Van Heusen executive who retired in 2001, as interim CEO and CFO (despite no prior CEO experience) and pay him $678,000 in cash, stock and perquisites for less than four months' work. While serving as interim CEO and CFO, Mr. Mogil presided over the worst operating profit performance in the Company's history.

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What was the Board's Plan B? Hire, as the Company's top two executives, individuals with minimal junior fast fashion experience, whose most recent employers have filed for bankruptcy, and agree to pay them a combined base salary of $1.5 million, almost $500,000 in signing bonuses and over 500,000 shares in the form of stock awards. The combined base salaries of these executives are 36% more than the fiscal 2008 base salaries of the Company's former CEO and GMM and 20% more than the weighted average base salaries of the CEOs and GMMs of the Company's peer group.

Is this the Board's way of positioning Charlotte Russe for "future growth and better long-term profitability"?

SECOND: HIRE EXPENSIVE CONSULTANTS TO DO THE JOB OF MANAGEMENT

The Board also states in its stockholder letter that it determined that "the Company would benefit from more discipline against basic retail operating metrics" and that "more aggressive management was required to ensure that the Company continued to grow and deliver value to shareholders." How did the Board implement this "discipline" and "aggressive management"? By deferring to expensive, outside consultants to come up with a strategic plan. So far, the only results we've seen are:

•	SG&A expense has grown 84% faster than revenues since Mr. Karp's departure.

•	A significant increase in marketing expenses, including hiring a "brand ambassador" and "celebrity stylist".

•	A $65 million supply agreement with a premium denim brand to offer jeans at almost 2 1/2 times the average price point for Charlotte Russe jeans.

We believe decisions such as these are wholly inconsistent with the Company's value-oriented concept and represent exactly the kind of strategic missteps that occur when an inexperienced Board relies on consultants.

THIRD: IGNORE BONA FIDE ACQUISITION PROPOSALS AT HIGHER VALUATIONS, THEN LOOK TO SELL AT LOWER VALUATIONS

Consider the Board's response to pre`vious acquisition proposals made by KarpReilly:

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KarpReilly initially made a private proposal to acquire 100% of the Company at a "substantial premium to the recent trading range for the Company's stock" on November 20, 2007. The stock closed at $14.41 that day. The Board denied KarpReilly's request for due diligence without engaging in a single conversation with KarpReilly.

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On November 12, 2008, KarpReilly submitted a non-binding, fully financed, all cash proposal to the Board to acquire all of the outstanding shares of the Company at a valuation range of between $9.00 and $9.50 per share and requested a brief due diligence period. The offer represented a premium of 31-38% over the $6.89 closing price of the Company's shares on November 11, 2008, the trading day prior to the announcement.

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The Board rejected KarpReilly's proposal on November 19, 2008, again without engaging in a single discussion with KarpReilly. The shares closed at $4.36 on November 20, 2008. In its recent stockholder letter, the Board's stated reason for rejecting this proposal was that it "would have deprived all shareholders of potential value and the benefits of the turnaround plan that were beginning to materialize."

So what does the Board do now? Put the Company up for sale! Apparently, this is the Board's new "turnaround plan." We question whether a plan to sell the Company at one of the lowest valuations in the Company's history, during the worst economic environment since the Great Depression, is in fact a "strategic plan" or rather another in a series of haphazard and ill-conceived decisions this Board has made. Could this be the Board's admission that they don't have an effective turnaround plan and don't have confidence in the management team they have assembled?

BOARD COMPENSATION IS OUT OF CONTROL

Given this performance, do these Board members deserve the raises they gave themselves last year?

•	The directors who were on the Board for the full year in fiscal 2007 and the full year in fiscal 2008 had their cash compensation more than triple.

•	Most director fees for 2008 were increased by 50%.

•	For the first time, the directors gave themselves restricted stock awards, in addition to stock option grants.

•	Jennifer Salopek herself received over $300,000 in cash and stock in fiscal 2008.

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The total compensation of $1.0 million awarded to the independent Board members in fiscal 2008 represents a 135% increase over fiscal 2007 compensation levels, yet operating income declined 50% and the stock lost 22%.

We believe these spiraling Board expenses are symptomatic of the loss of discipline at the Board level. Even though our nominees, if elected, will represent only a minority of the directors, we will propose a cap on director compensation. By electing our nominees, you are sending a clear message to the Board that they will be held responsible for these actions.

DO NOT BE MISLED BY THE BOARD

Allan Karp, one of the KarpReilly nominees, first became involved with Charlotte Russe through KarpReilly's predecessor, Saunders Karp & Megrue, LLC ("SKM"), when SKM bought the Company in 1996 in a private transaction. He was an active member of its Board as the Company grew from a 35 store regional chain with $71 million in revenue to an over 400 store national chain with $741 million in revenue. When Mr. Karp resigned from the Board on July 2, 2007, the stock price closed at $26.10 per share. Prior to the announcement of KarpReilly's nomination of a slate of directors, the stock closed at $5.05.

Yet the current Board would have you believe that it is Mr. Karp who is responsible for the Company's failures, because Mr. Karp somehow caused the Company to over-expand its store base. If the Board was uncomfortable with the pace of store development when Mr. Karp departed in FY 2007, why did they allow the Company to increase the number of new stores developed in FY 2008? The Board's claim that the Company is now burdened with "over-sized stores in sub-par locations" is also inconsistent with management's own statements as recently as January, when the new CFO asserted that the Company was "very fortunate" with respect to the store portfolio, adding that "very few stores are cash flow negative." It is apparent to us that the real problem at the Company is not the size of the store base, but the lack of efficient and disciplined management of these assets.

Similarly, the Board's opposition to the nomination of the extremely qualified Messrs. Shaked and Bitton is not only extremely misleading, but almost comical. They apparently believe a Board primarily comprised of consultants and retirees, relying on other consultants, is a better governance model than having knowledgeable CEOs with current and relevant experience. Do not be fooled by the Company's claim that two of our nominees are competitors. Tilly's, owned and run by Mr. Shaked, primarily sells branded surf and skate apparel, including well-known brands such as Volcom, Quiksilver, Roxy and Billabong. Buffalo David Bitton, a denim and apparel brand co-founded by Mr. Bitton, offers a full line of apparel sold in better department stores in the U.S. and in its own retail stores in Canada. Buffalo has opening price points for its jeans of approximately $79, more than double the average Charlotte Russe price point, and is sold through an entirely different channel. If the current Board believes Tilly's or Buffalo are Charlotte Russe's direct competitors, they have lost sight of what Charlotte Russe represents to its loyal customer base.

But don't take our word for it. The Company itself highlights its competitors in public filings and conference calls and has never given a passing mention to Tilly's or Buffalo. Independent third-party research also confirms the lack of competition between these parties. According to an annual survey conducted by a prominent market research firm, of over 120 Charlotte Russe customers surveyed, not a single person also listed Tilly's as a retailer where they had shopped in the past year. (Buffalo was not addressed by this survey, because of its lack of retail shops in the United States.) The Board's claim of competition from KarpReilly nominees exemplifies its complete lack of experience and knowledge of junior fast fashion.

OUR NOMINEES HAVE THE EXPERIENCE TO IMPROVE THE PERFORMANCE OF CHARLOTTE RUSSE AND THEREFORE THE VALUE OF ITS STOCK

Our nominees have extensive experience in the apparel industry and in creating and building value at the companies with which they have been closely involved.

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Allan Karp co-founded KarpReilly, LLC, a private equity firm, in 2006. Mr. Karp was previously co-CEO of Apax Partners, L.P. and co-founder of SKM, the private equity firm responsible for the original Charlotte Russe investment. Other notable investments overseen by Mr. Karp while at SKM include: Dollar Tree Stores (where Mr. Karp was previously a director), which grew from less than 250 stores to 1,975 stores over SKM's eight-year holding period; The Children's Place, which grew from 84 stores to over 1,000 stores over its eight-year holding period; and Hibbett Sporting Goods, which grew from approximately 70 stores to 375 stores over its seven-year holding period.

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Hezy Shaked co-founded and serves as the Chairman and Chief Executive Officer of Tilly's, which primarily sells branded surf and skate apparel, including well-known brands such as Volcom, Quiksilver, Roxy and Billabong. Tilly's has 99 locations across seven states. Mr. Shaked has over 27 years of experience in the retail apparel industry.

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Gabriel Bitton serves as President of Buffalo David Bitton, a retailer and wholesaler of premium jeans and other men's and womenswear selling through better department stores and approximately 40 retail locations in Canada. Mr. Bitton co-founded Buffalo in 1985 and has over 32 years of experience in the apparel industry with expertise in sourcing, brand development, design and vendor management.

OUR NOMINEES HAVE A PLAN TO MAXIMIZE VALUE

Our nominees have a plan to improve the Company's operational and financial performance.

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We will work to restore financial discipline to the Company. Even as same store sales have fallen significantly and new store growth has been curtailed, the current Board has overseen a dramatic increase in SG&A expenses resulting in the Company losing money in its 2009 fiscal first quarter (including the holiday season) for the first time since it went public. We will advocate right-sizing the Company's overhead structure to be consistent with its current levels of store performance, growth and profitability. These are actions every responsible and experienced owner-operator of a business must take, especially in today's economic climate.

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We will fulfill our Board duty to oversee management rather than relying on outside consulting firms. We believe a responsible Board must act to oversee and work with management. The current Board's dysfunctional relationship with past management led to Board-instigated departures of key senior executives in July 2008, immediately prior to the crucial back-to-school and holiday seasons, during which the Company predictably produced dismal financial results. Our nominees have the experience necessary to oversee senior management, truly evaluate their capabilities and performance, and address any areas for improvement.

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We believe our nominees will bring an ownership mentality to the Board. We are collectively the largest stockholder of Charlotte Russe, and our nominees bring vital, current retailing experience to the Board. All three KarpReilly nominees have spent the last 20 years investing their own capital to grow retail and apparel businesses - Mr. Karp as a consumer-focused private equity investor and Messrs. Shaked and Bitton as owners and operators of successful retail/apparel brands. The current Board contains three consultants (two from the same firm), a retiree with experience in the movie theater industry, two management directors who previously served as executives of bankrupt companies (Mervyn's and babystyle) and a retiree who has been out of the business for much of the past 8 years (excluding the four months he served as Charlotte Russe's CEO and CFO, for which he was paid over $678,000 in compensation). As a group, these directors own less than 0.2% of the Company's outstanding shares, and have purchased only 2,500 shares on the open market. However, these same Board members had no problem approving the use of $73.4 million of the Company's cash to buy back 4,080,000 shares at $18.00 in April 2008. Yet when the stock dipped to $4.00 per share eight months later, not a single one of these directors risked a dime of their personal capital to buy stock, even after rejecting our proposal at a premium because of their belief in their "turnaround" plan.

OUR NOMINEES WILL PUT STOCKHOLDERS' INTERESTS FIRST IN THE EVENT OF A SALE OF CHARLOTTE RUSSE

We are not supportive of a sale of the Company at distressed levels. To be clear, our nominees will constitute a minority of the Board and will therefore not have the power to block Board approval of a sale of the Company. KarpReilly has clearly stated that it is not interested in participating in the sale process for Charlotte Russe and therefore has no conflict of interest. In fact, as the Company's largest stockholder, we have every incentive to see the Company's equity monetized at an acceptable valuation. We are concerned, however, about the motivation and ability of the current Board in pursuing this sale process, at a time when the stock is trading near historic lows, given that the current Board has no meaningful ownership in the Company and has seemingly made one strategic blunder after another. Whose interests is the current Board seeking to protect, theirs or yours?

Ask yourselves: Aren't your interests better served by having the KarpReilly nominees on the Board? We believe that, whether or not the Company is sold, the answer is clearly YES.

VOTE THE GOLD PROXY CARD TODAY AND PUT PEOPLE ON THE CHARLOTTE RUSSE BOARD THAT ARE COMMITTED TO ACTING IN YOUR BEST INTERESTS

We urge all stockholders to elect our director nominees on the enclosed GOLD proxy card today. Vote for much needed change at Charlotte Russe by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker. We urge stockholders to discard any proxy materials received from Charlotte Russe and to vote only the GOLD proxy card.

Thank you for your support,

/s/ Allan W. Karp

Allan W. Karp

To elect the KarpReilly nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company.

The KarpReilly Group urges all stockholders not to sign or return any white proxy sent to you by the Company.

Instead, the KarpReilly Group recommends that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the white proxy, you can effectively revoke it by voting the GOLD Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

OKAPI PARTNERS
Call Toll-Free: 1-877-259-6290

Or

Email: info@okapipartners.com

About KarpReilly LLC

KarpReilly LLC is a private investment firm focused on long-term investments in premier consumer growth companies. KarpReilly and its predecessor firm Saunders, Karp & Megrue have owned and helped to build such successful national chains as Dollar Tree Stores, Hibbett Sporting Goods, The Children's Place, Mimi's Cafe, Bob's Discount Furniture, The Habit Burger Grill and Tommy Bahama.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

KarpReilly Capital Partners, L.P. ("KarpReilly LP"), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of Charlotte Russe Holding, Inc., a Delaware corporation (the "Company").

KARPREILLY LP ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, OKAPI PARTNERS, AT ITS TOLL-FREE NUMBER: 1-877-259-6290.

The participants in the proxy solicitation are KarpReilly LP, KarpReilly GP I, LLC ("KarpReilly GP"), Allan W. Karp ("Mr. Karp"), Christopher K. Reilly ("Mr. Reilly"), William P. Logan ("Mr. Logan"), Hezy Shaked ("Mr. Shaked") and Gabriel Bitton ("Mr. Bitton") (the "KarpReilly Group").

As of the date hereof, KarpReilly LP beneficially owns 1,612,203 shares of common stock of the Company. Each of KarpReilly GP, as the general partner of KarpReilly LP, and Messrs. Karp and Reilly, as the managers of KarpReilly GP, is deemed to beneficially own the 1,612,203 shares beneficially owned by KarpReilly LP. In addition, as of the date hereof, Mr. Karp directly owns 201,274 shares (including 1,500 shares held in trust for the benefit of certain family members), Mr. Reilly directly owns 3,641 shares, Mr. Logan directly owns 1,085 shares, Mr. Bitton directly owns 50,000 shares and Mr. Shaked does not directly own shares.

Each member of the KarpReilly Group, as a member of a "group" with the other KarpReilly Group members for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is accordingly the beneficial owner of the shares of common stock of the Company beneficially owned in the aggregate by the other members of the KarpReilly Group. Each member of the KarpReilly Group disclaims beneficial ownership of such shares, except that KarpReilly GP and Messrs. Karp and Reilly do not disclaim beneficial ownership of the shares owned by KarpReilly LP.

    Contact:
    Okapi Partners LLC
    Steven C. Balet, 212-297-0720